EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inland Real Estate Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-203724 and 333‑128624) on Form S-8 and (No. 333-160582) on Form S-3 of Inland Real Estate Corporation of our reports dated February 26, 2016, with respect to the consolidated balance sheets of Inland Real Estate Corporation as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and related financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Inland Real Estate Corporation. Our reports refer to a change in method of accounting for discontinued operations in 2014 due to the adoption of Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposal of Components of an Entity.

/s/ KPMG LLP

Chicago, Illinois
February 26, 2016